UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-39055

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-51229

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-43934

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-58522

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-122387

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-156807

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-166927

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-201069

UNDER

THE SECURITIES ACT OF 1933

Pericom Semiconductor Corporation

(Exact name of registrant as specified in its charter)

California	77-0254621
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1545 Barber Lane, Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

Richard D. White

Chief Financial Officer and Secretary

Pericom Semiconductor Corporation

1545 Barber Lane, Milpitas, California 95035

(408) 232-9100

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Pericom Semiconductor Corporation (the “Registrant”), deregister all shares of the Registrant’s common shares, no par value per share (the “Shares”), remaining unissued and other obligations and interests registered under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-39055), pertaining to the registration of 300,000 Shares issuable under the Pericom Semiconductor Corporation 1997 Employee Stock Purchase Plan, which was filed with the Commission on October 30, 1997.

•	Registration Statement on Form S-8 (No. 333-51229), pertaining to the registration of 2,700,000 Shares issuable under the Pericom Semiconductor Corporation 1995 Stock Option Plan, which was filed with the Commission on April 28, 1998.

•	Registration Statement on Form S-8 (No. 333-43934), pertaining to the registration of 300,000 Shares issuable under the Pericom Semiconductor Corporation 2000 Employee Stock Purchase Plan, which was filed with the Commission on August 16, 2000.

•	Registration Statement on Form S-8 (No. 333-58522), pertaining to the registration of 2,250,000 Shares issuable under the Pericom Semiconductor Corporation 2001 Stock Incentive Plan, which was filed with the Commission on April 9, 2001.

•	Registration Statement on Form S-8 (No. 333-122387), pertaining to the registration of 1,200,000 Shares issuable under the Pericom Semiconductor Corporation 2000 Employee Stock Purchase Plan, 2,250,000 Shares, issuable under the Pericom Semiconductor Corporation 2004 Stock Incentive Plan and 376,200 Shares issuable as Inducement Stock Option Grants to New Employees in Connection with Acquisition, which was filed with the Commission on January 28, 2005.

•	Registration Statement on Form S-8 (No. 333-156807), pertaining to the registration of 3,000,000 Shares issuable under the Pericom Semiconductor Corporation 2004 Incentive Stock Plan, which was filed with the Commission on January 20, 2009.

•	Registration Statement on Form S-8 (No. 333-166927), pertaining to the registration of 2,000,000 Shares issuable under the Pericom Semiconductor Corporation 2010 Employee Stock Purchase Plan, which was filed with the Commission on May 18, 2010.

•	Registration Statement on Form S-8 (No. 333-201069), pertaining to the registration of 3,000,000 Shares issuable under the Pericom Semiconductor Corporation 2014 Stock Award and Incentive Compensation Plan, which was filed with the Commission on December 19, 2014.

On November 24, 2015, Diodes Incorporated and its wholly-owned subsidiary PSI Merger Sub, Inc., (collectively, the “Company”) completed its acquisition of Pericom Semiconductor Corporation (“Pericom”) pursuant to the Agreement and Plan of Merger dated as of September 2, 2015 (the “Merger Agreement”) as amended on November 6, 2015, by Amendment No. 1 (the “Amendment”). Under the Merger Agreement and the Amendment and in accordance with General Corporation Law of the State of California each outstanding share of Pericom common stock, without par value (other than shares owned by Pericom or certain of its affiliates or shares held by Pericom shareholders who have perfected their appraisal rights in accordance with applicable California law), was cancelled and converted into the right to receive $17.75 in cash, without interest, subject to applicable withholding taxes. The aggregate consideration was approximately $413 million including the value of Pericom equity awards paid out or converted to Diodes equity awards pursuant to the Merger Agreement and Amendment.

.

In connection with the completion of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Plano, Texas, on November 25, 2015.

Pericom Semiconductor Corporation

By:	/s/ Richard D. White
Name:	Richard D. White
Title:	Chief Financial Officer and Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.